                                                            EXHIBIT 99.1


                            Yahoo! to Acquire GeoCities
         Two of Web's Leading Brands Form World's Largest Online Community

SANTA CLARA, Calif., Jan. 28 /PRNewswire/ -- Yahoo! Inc. (Nasdaq: YHOO) today announced it has signed an agreement to acquire GeoCities, (Nasdaq: GCTY), the definitive leader in personal publishing tools and Web-based communities. The acquisition combines two of the largest and most popular services on the Internet. This powerful combination enhances Yahoo!'s position as one of the world's leading global branded Web networks.

Under the terms of the agreement, Yahoo!-Registered Trademark- will issue
0.3384 shares of Yahoo! common stock for each share of GeoCities common stock. In addition, all outstanding options of GeoCities will be converted into Yahoo! options. The acquisition, which will be accounted for as a pooling of interests and is subject to certain conditions, regulatory approval and approval by GeoCities shareholders, is expected to be completed in the second quarter of 1999. Yahoo! expects to record a one-time charge in the second fiscal quarter of 1999 relating to acquisition expenses.

GeoCities, founded in 1994, pioneered and defined the Web community experience. With more than 3.5 million sites authored and hosted on GeoCities, the company has built one of the Web's largest communities. GeoCities' easy-to-use and innovative publishing tools, which recently received C|Net's "Editors' Choice" award, allow non-technical users to instantly create, publish and update content on the Web. With 74 percent more reach than its next closest competitor (Media Metrix, December 1998), GeoCities' popular personal publishing services have made it one of the top three individual sites on the Web. GeoCities.com's combined home/work reach of 33.4 percent (Media Metrix, December 1998) is evidence of its brand strength and broad appeal to users worldwide. With the addition of GeoCities to the Yahoo! network, the companies expect their combined unduplicated home/work reach to exceed 58 percent, which would make it the second largest network of properties on the Web.

"GeoCities has built the Web's most popular and widely used community," said Tim Koogle, chairman and CEO, Yahoo!. "Through this acquisition, we are accelerating our global leadership position by combining two of the Web's strongest brands and most heavily used services into one powerful offering."

With more than 35 million unique registrations for its member services worldwide, Yahoo! has built one of the Web's largest registered communities. Yahoo! has continued to expand its comprehensive, global branded network of properties where its members can create, publish and communicate user-generated content with others on the Web. Through GeoCities, Yahoo! will be able to integrate and distribute a powerful set of state-of-the-art editing tools and content published through personal homepages in an array of services, such as Yahoo! Clubs, Yahoo! Classifieds, Yahoo! Shopping, Yahoo! Auctions, and other areas of the network. In addition, GeoCities provides a powerful platform for distributing Yahoo! services to GeoCities' extensive community of members, including shopping, communications, and personalized services.

"We are thrilled to be joining the Yahoo! team," said Tom Evans, president and CEO of GeoCities. "This combination will allow us to accelerate our offerings to GeoCities and Yahoo! users worldwide."

Yahoo!, upon completion of the merger, will exchange approximately 10,613,000 shares of Yahoo! common stock for approximately 31,361,000 shares of GeoCities common stock. Additionally, Yahoo! will convert approximately 8,945,000 GeoCities stock options into approximately 3,027,000 Yahoo! stock options.

About GeoCities

Based in Marina del Rey, Calif., GeoCities has offices in London, New York and San Francisco, and is one of the largest and fastest-growing communities of personal Web sites on the Internet. More than 3.5 million GeoCities Homesteaders have created over 32 million pages of personalized content. In December 1998, GeoCities attracted over 19 million unique visitors and was the third most trafficked Web site on the Internet, according to Media Metrix.

About Yahoo!

Yahoo! Inc. is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 18 world properties. Yahoo! has offices in Europe, the Asia Pacific and Canada, and is headquartered in Santa Clara, Calif.

This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 1997 and Quarterly Report on Form 10-Q for the period ended Sept. 30, 1998, including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission. More information about potential factors that could affect GeoCities' business and financial results are in GeoCities' Form S-1 and on GeoCities' Quarterly Report on Form 10-Q for the period ended Sept. 30, 1998, which are on file with the Securities and Exchange Commission. In addition, information about this transaction will be included in the combined Prospectus and Proxy Statement to be filed with the Securities and Exchange Commission (http://www.sec.gov).

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.